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                                EXHIBIT 99.1
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                                                                  NEWS RELEASE


CONTACTS:

FINANCIAL:                               INDUSTRY AND MEDIA:
Lawrence W. Briscoe                      Jane Sutton
Chief Financial Officer                  Catalytica Fine Chemicals, Inc.
Catalytica, Inc.                         415-940-6253
415-940-6370
                                         Peter Salwen
                                         Salwen Business Communications
                                         212-242-5546

FOR IMMEDIATE RELEASE

  CATALYTICA TO BUY GLAXO WELLCOME PHARMACEUTICAL PLANT IN GREENVILLE, N.C.

MOUNTAIN VIEW, CA, February 5, 1997 -- Catalytica, Inc. (Nasdaq: CTAL) and Glaxo Wellcome Inc. announced today that they had signed a letter of intent for Catalytica to acquire Glaxo Wellcome's pharmaceutical production facility in Greenville, North Carolina as part of its expansion plans for its subsidiary, Catalytica Fine Chemicals, Inc.

     The proposed agreement calls for Catalytica to purchase all of the buildings and equipment at the 1.8 million-square-foot facility, as well as the 600 acres of land on which it is situated. Under the agreement, Catalytica will enter into a manufacturing contract to supply designated Glaxo Wellcome prescription products with a potential revenue to Catalytica estimated at $800 million over five years. The portion of the plant's capacity not required by the Glaxo supply agreement is expected to be used to fill orders for prescription products, bulk actives, and intermediates from other partners and customers, including: Pfizer, Merck, Pharmacia & Upjohn and Novartis.

     Under the terms of the proposed transaction, Catalytica will pay Glaxo Wellcome an undisclosed amount. The acquisition will be financed by a combination of an equity investment in Catalytica by Morgan Stanley Capital Partners and debt from a major global financial institution. In addition, Glaxo Wellcome will receive a minority equity stake in Catalytica Fine Chemicals. The agreement also provides for Glaxo Wellcome to receive a share of the profits from Catalytica's production of medicines in the Greenville site's sterile products facility.


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CATALYTICA TO BUY GLAXO WELLCOME
PHARMACEUTICAL PLAN IN GREENVILLE, N.C.                                3-3-3-3


     Morgan Stanley Capital Partners is the private equity unit of Morgan Stanley Group Inc. (NYSE: MS), the global financial services firm. Consistent with its strategy of building a long-term private equity investment portfolio, Morgan Stanley Capital Partners has sponsored more than $3.2 billion of equity investments during the past 10 years in over 50 separate industrial and service companies around the world, with total underlying assets of approximately $23 billion.

     This new release contains forward-looking statements regarding the transaction which is subject to completion of definitive documentation, due diligence, financing arrangements and regulatory approvals and consents, and if completed as to Catalytica's future operation of the facility which involves risks and uncertainty, including without limitation product development delays, changes in demand for Catalytica's products, changes in environmental regulations, the impact of FDA and other regulations on fine chemical manufacturing, and competition from pharmaceutical companies that product their own fine chemicals and from other fine chemical manufacturers. Investors are encouraged to review Catalytica's Form 10-K for the year ended December 31, 1995 (Part II, Item 7) and Form 10-Q for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996 for a more complete discussion of factors that could affect Catalytica's future performance.

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Catalytica Web address:  http://www.catalytica-inc.com


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